Exhibit 99.1

Energy Services of America Reports First Quarter Fiscal 2026 Results

Records 13.4% Year-over-Year Revenue Increase and $41.7 Million Increase in Sequential Backlog

HUNTINGTON, W.Va., February 9, 2026 /PRNewswire/ -- Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA), today announced its results for its first quarter ended December 31, 2025.

First Quarter Highlights (1)

•              Revenue of $114.1 million versus $100.6 million

•              Gross profit of $14.0 million versus $10.3 million

•              Gross margin improved 210 basis points to 12.3%

•              Net income of $2.7 million, or $0.16 per diluted share, compared to $854,000, or $0.05 per diluted share.

•              Adjusted EBITDA of $8.3 million compared to $4.3 million

(1) All comparisons are versus the comparable prior year period, unless otherwise stated.

“We had a very strong start to fiscal 2026, thanks to continued robust demand within our Gas & Water Distribution segment and growth within our Gas & Petroleum Transmission segment from two new projects awarded in the quarter,” said Doug Reynolds, President of Energy Services. “We continue to benefit from the very favorable tailwinds across our business, as evidence by the $42 million sequential increase in our backlog. After an extended period of reduced activity, the Gas & Petroleum Distribution segment is experiencing an uptick in bid opportunities. Revenue for our Gas & Water Distribution projects increased 30 percent from the prior-year quarter thanks to the ongoing replacement and upgrade cycle by municipalities and private utility companies. Revenue for the Electrical, Mechanical and General projects declined slightly on a year-over-year basis, but backlog increased by $7 million sequentially thanks to strong demand for large construction projects. We have been proactive in optimizing our workforce for the seasonally slower winter months, and remain optimistic about the prospects of the business, which should deliver long-term value to our shareholders,” Mr. Reynolds concluded.

First Quarter Fiscal 2026 Financial Results

Total revenues for the period were $114.1 million, compared to $100.6 million in the first quarter of fiscal 2025. The increase was primarily driven by increased work on Gas & Water Distribution and Gas & Petroleum Transmission projects.

Gross profit was $14.0 million, compared to $10.3 million in the prior-year quarter. Gross margin was 12.3% of revenues, compared to 10.2% of revenues in the first quarter of fiscal 2025. The decrease is related to sales mix and increased revenue base.

Selling and administrative expenses were $9.1 million, compared to $8.6 million in the prior-year quarter. The increase is primarily related to a full quarter contribution of expenses related to the Tribute acquisition that was completed in December of last year.

Net income was $2.7 million, or $0.16 per diluted share, compared to $854,000 or $0.05 per diluted share in the first quarter of fiscal 2025.

Backlog as of December 31, 2025 was $301.4 million, compared to $259.7 million on September 30, 2025 and $260.2 million as of September 30, 2024.

Below is a comparison of the Company’s operating results for the three months ended December 31, 2025 and 2024 (unaudited):

	Three Months Ended	Three Months Ended
	December 31, 2025	December 31, 2024
Revenue	$114,112,200	$100,646,114

Cost of revenues	100,118,408	90,382,532

Gross profit	13,993,792	10,263,582

Selling and administrative expenses	9,081,029	8,618,188
Income from operations	4,912,763	1,645,394

Other income (expense)
Other nonoperating income (expense)	(102,642)	(48,262)
Interest expense	(989,851)	(483,718)
Gain on sale of equipment	18,756	195,782
	(1,073,737)	(336,198)

Income before income taxes	3,839,026	1,309,196
Income tax expense	1,133,544	455,463
Net income	$2,705,482	$853,733

Weighted average shares outstanding-basic	16,703,674	16,585,334
Weighted average shares-diluted	16,742,867	16,636,561

Earnings per share	$0.16	$0.05
Earnings per share-diluted	$0.16	$0.05

Please refer to the table below that reconciles adjusted EBITDA with net income (unaudited):

	Three Months Ended	Three Months Ended
	December 31, 2025	December 31, 2024
Net income	$2,705,482	$853,733
Add: Income tax expense	1,133,544	455,463
Add: Interest expense, net of interest income	989,851	483,718
Add Non-operating expense	102,642	48,262
Less: gain on sale of equipment	(18,756)	(195,782)
Add: Depreciation and intangible asset amortization expense	3,111,424	2,698,828
Adjusted EBITDA	$8,024,187	$4,344,222

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. We include these measurements to enhance the understanding of our operating performance. We believe that Adjusted EBITDA as presented herein, considered along with net income (loss), is a relevant indicator of trends relating to the cash generating activity of our operations. We believe that excluding the costs herein provides a consistent comparison of the cash generating activity of our operations. We believe that Adjusted EBITDA is useful to investors as they facilitate a comparison of our operating performance to other companies who also use Adjusted EBITDA as supplemental operating measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,500+ employees on a regular basis. The Company’s core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the integration of acquired business and other factors referenced in this release, risks and uncertainties related to the restatement of certain of our historical consolidated financial statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact

Steven Hooser or John Beisler

Three Part Advisors

shooser@threepa.com; jbeisler@threepa.com

(214) 872-2710